SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ClearBridge Energy Midstream Opportunity Fund Inc.

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Paul Kazarian

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Saba Capital Management L.P. (“Saba”) sent the following communication, in the same or substantively similar form, to each of Voya Financial, Inc., The Guardian Life Insurance Company of America, Massachusetts Mutual Life Insurance Company, American International Group, Inc. and Prudential Financial, Inc., each of whom received preferred shares (the “Preferred Shares”) of ClearBridge Energy Midstream Opportunity Fund Inc. (the “Fund”), including, in certain instances, super voting shares, through negotiated private placements with the Fund, shortly after Saba filed a 13D announcing a position in the Fund.  In addition to aiding and abetting a clear entrenchment play by the Fund, Saba believes the issuance of the super voting Preferred Shares to be in clear violation of section 18(i) of the Investment Company Act of 1940, which requires that every share of stock issued by a registered investment company “be a voting stock and have equal voting rights with every other outstanding voting stock.”

We understand your organization owns super voting preferred shares (the “Super Voting Shares”) of Energy Midstream Opportunity Fund’s (“EMO”) through a restructuring or purchase.

It was clear to us then and it is clear to us now that you were aware—at the time of restructuring or purchase of these Super Voting Shares—that these shares had been authorized and issued to dilute the voting power of common shares and entrench EMO’s board amidst a proxy fight with us (the “Shareholder Disenfranchisement”).  Now, in an ISS Report, dated April 6, 2023, ISS has indicated that EMO has admitted that not only did you know that the Super Voting Shares would lead to Shareholder Disenfranchisement, but that you negotiated for these terms, stating, “[d]uring engagement with ISS, EMO offered the proposition that preferred capital providers now demand a greater number of votes per dollar of liquidation preference”.

As you may be aware, in response to this blatant Shareholder Disenfranchisement, ISS has now recommended that shareholders withhold on EMO’s nominee at its 2023 annual meeting, stating, in relevant part:

EMO has deficiencies with corporate governance that evidence an intent to disenfranchise common shareholders.

The events relating to the private placement of preferred shares are replete with corporate governance abuses. Ultimately, EMO unilaterally transferred voting power from common to preferred shareholders without sufficient justification. These facts alone are enough to support an adverse vote recommendation for the incumbent common shareholder nominee on ballot.

This unilateral transfer of voting power from common to preferred shareholders is unacceptable. In this case, the presence of the dissident in the stock is an aggravating factor. It would not be unreasonable for a shareholder to surmise that the increase in preferred voting rights was conducted in response to the dissident's initial 13D, which was filed on Sept. 26, 2022.

We believe that EMO’s failures impute to your organization as well, given your decision to aid and abet such corrupt corporate governance practices, and that solving this problem requires relinquishing your outsized voting control of EMO.

In order to help alleviate some of these problems, we have publicly released a plan that aligns the interests between the preferred and common shareholders and provides an appealing liquidation option for your Super Voting Shares.  We welcome an opportunity to discuss this plan in detail.

We urge you to carefully review all of EMO’s corporate governance failures, review ISS’s recommendations and vote your shares consistent with ISS’s recommendations.

We request that you confirm that you will be voting in accordance with ISS by 9:00 am on Wednesday, April 12, 2023.  Should you choose not to vote in accordance with ISS’s recommendations, we intend to publicize your involvement in disenfranchising shareholders and your active role in supporting EMO’s ESG failures.